Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 24, 2022, relating to the financial statements of Willis Towers Watson Public Limited Company and subsidiaries and the effectiveness of Willis Towers Watson Public Limited Company and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Willis Towers Watson Public Limited Company for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, PA

February 28, 2022